Exhibit 1.1

DEALER MANAGER AGREEMENT

April [    ], 2010

Kendrick Pierce & Company Securities, Inc.,

as Dealer Manager

511 W. Bay Street, Suite 300

Tampa, FL 33606

Ladies and Gentlemen:

Bank of Florida Corporation (the “Company”), proposes to distribute non-transferable rights (the “Rights”) to subscribe for and purchase, at the election of the holders of the Rights (the “Rights Holders”), an aggregate of approximately 38,873,694 shares (the “Underlying Shares”), of its common stock, par value $0.01 per share (the “Common Stock”), to the holders of record of its Common Stock at 5:00 p.m., Eastern Time, on March 8, 2010 at a subscription price of $0.85 per full share (the “Rights Offering”). Each Right consists of a subscription privilege allowing the Rights Holders to purchase one share of Common Stock. Each Right Holder that exercises all its Rights will have an oversubscription privilege that entitles such Right Holder to subscribe for additional Underlying Shares at the same subscription price per full Underlying Share if any Underlying Shares are not subscribed as of the expiration date by other Rights Holders pursuant to their Rights.

It is anticipated that the Rights will be exercisable for a period of 28 days (starting on April 12, 2010 and ending on May 10, 2010), unless extended by the Company (the “Subscription Period”). The terms and the conditions of the Rights Offering are set forth in the Prospectus (as defined herein) to be used in connection with the Rights Offering. The Rights and the Underlying Shares are collectively referred to herein as the “Securities.” This Dealer Manager Agreement, as amended, supplemented or modified from time to time is referred to herein as this “Agreement.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-161252) pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), which has been declared effective by the Commission. “Registration Statement” at any particular time means the Company’s Registration Statement on Form S-1 (File No. 333-161252), including any amendment thereto, the Prospectus, any documents incorporated by reference therein and all financial schedules and exhibits thereto. The terms “effective date” and “effective” refer to the date the Commission declares the Registration Statement effective pursuant to Section 8 of the Securities Act.

For purposes of this Agreement, the term “Prospectus” at any particular time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time. For purposes of this Agreement, the term “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act relating to the Rights Offering or the Securities, in each case, in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) of the Securities Act.

The (i) execution or delivery of this Agreement by the Company, (ii) Rights Offering, (iii) performance by the Company of its obligations under this Agreement, and (iv) transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions.”

Section 1. Engagement.

(a)	Exclusivity. The Company has previously engaged you as financial advisor pursuant to that certain letter agreement dated March 4, 2010 (as such letter agreement may be amended or modified, the “Engagement Letter”). The Company hereby appoints you as the exclusive dealer manager (the “Dealer Manager”) and authorizes you to act on its behalf in connection with the Transactions as specified herein, all in accordance with, and subject to the terms and conditions of, this Agreement and the procedures described in the Rights Offering Materials (as defined herein) prepared by the Company. On the basis of the representations and warranties and agreements of the Company herein contained and subject to and in accordance with the terms and conditions hereof and of the Rights Offering Materials, you hereby agree to act as Dealer Manager in connection with the Transactions, and in connection therewith, you shall act in accordance with your customary practices and shall perform those services in connection with the Transactions that are customarily performed by investment banking firms in connection with acting as a dealer manager of rights offerings of like nature, including, but not limited to, engaging other brokers or dealers (“Other Designated Dealers”) to assist you in connection with the Rights Offering in those states in which you are not registered as a broker or dealer to conduct such activities under the securities or blue sky laws of such states, assisting the Company in its preparation of the Rights Offering Materials, using reasonable efforts to identify Rights Holders and solicit the exercise of Rights pursuant to the Rights Offering, communicating generally regarding the Rights Offering with brokers, dealers, commercial banks, trust companies and other persons, including other Rights Holders, and facilitating communications with Rights Holders until the date on which the Subscription Period expires or is otherwise terminated in accordance with its terms.

(b)

No Agency or Fiduciary Relationship with the Company. The Company acknowledges and agrees that you have been retained hereunder to act solely as Dealer Manager and authorizes you to act in such capacity in connection with the Transactions. Nothing herein shall be deemed to modify any obligations due to you under the Engagement Letter. In such capacity, you shall act hereunder as an independent contractor and shall not be deemed the agent or fiduciary of the Company or any of its affiliates, equity holders or creditors or of any other person, and all of your duties pursuant to this Agreement shall be owed solely to the Company. In soliciting the exercise of Rights pursuant to the Rights Offering, no securities broker or dealer (other than yourself), commercial bank or trust company shall be deemed to act as your agent or agent of the Company, and you, as Dealer Manager, shall not be deemed the agent of any other securities broker or dealer or of any commercial bank or trust company. The Company has obtained its own tax, accounting and legal advisors and is not relying on you or your counsel for such matters.

(c)	Communication with Other Parties. The Company authorizes you to communicate with Registrar and Transfer Company, in its capacity as the Company’s transfer agent (the “Transfer Agent”), Pacific Coast Community Bankers’ Bank (the “Escrow Agent”) and Regan & Associates, Inc., in its capacity as the information agent (the “Information Agent,” and together with the Transfer Agent and the Escrow Agent, the “Agents”) retained by the Company with respect to matters relating to the Rights Offering.

(d)	Limitation on Liability. Neither the Dealer Manager nor any of its affiliates, partners, directors, officers, consultants, agents, employees or controlling persons (if any) shall be subject to any loss, claim, damage, liability or expense owed to the Company or any of the Company’s affiliates or subsidiaries for any act or omission on the part of any broker or dealer in securities (other than the Dealer Manager), bank, trust company, nominee or any other person, and the Dealer Manager shall not be liable for its own acts or omissions in performing its obligations as Dealer Manager except for any losses, claims, damages, liabilities and expenses determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted directly from any such acts or omissions undertaken or omitted to be taken by the Dealer Manager through its gross negligence or willful misconduct.

(e)	Subscription Payments. The Dealer Manager has made arrangements for placing proceeds received from the Rights Holders in the Rights Offering in a non-interest bearing escrow account with the Escrow Agent until the Closing or the termination of this Agreement, for delivery to the Company upon the sale of the Securities in this Rights Offering. The Dealer Manager acknowledges and agrees that it will be a party to an Escrow Agreement (the “Escrow Agreement”), by and among the Dealer Manager, the Escrow Agent and the Company, in a form mutually satisfactory to the parties. The Dealer Manager will promptly upon receipt deliver all cash and checks received by it from Rights Holders to purchase the Securities to the Escrow Agent. All such subscription proceeds are to be deposited with the Escrow Agent pursuant to the Escrow Agreement. All checks for Securities sold in the Rights Offering shall be made payable to “Pacific Coast Bankers’ Bank acting as Escrow Agent for Bank of Florida Corporation”. If any checks made payable to the Company or the Transfer Agent or payments are delivered to Dealer Manager or Other Designated Dealers, the Dealer Manager or the Other Designated Dealer, as the case may be, will forward such checks to the Escrow Agent by noon of the next business day after receipt thereof.

(f)	Compliance with Legal Requirements. The Dealer Manager and each of the Other Designated Dealers shall comply with all applicable requirements of the Exchange Act, any applicable rules and regulations promulgated under the Exchange Act, including, but not limited to, SEC Rule 15c2-4, any applicable state securities laws and the rules and regulations thereunder, and the regulations of FINRA relating to the offering of the Securities.

Section 2. The Rights Offering Materials.

(a)

Furnishing of Rights Offering Materials. The Company agrees to furnish you, at its expense, with as many copies as you may reasonably request of (i) each of the documents, including the Prospectus, that is filed with the Commission or any other federal, state, local or foreign governmental or regulatory authorities or any court (each an “Other Agency” and collectively, the “Other Agencies”) and all documents incorporated therein by reference, (ii) each solicitation statement, disclosure document or other explanatory statement, or other report, filing, document, release or communication mailed, delivered, published, or filed by or on behalf of the Company in connection with the Rights Offering, including without limitation, a copy of the forms of the Subscription Rights Certificate, the Instructions as to Use of Bank of Florida Corporation Subscription Rights Certificates, Notice of Guaranteed Delivery For Rights Certificates Issued By Bank of Florida Corporation, the Bank of Florida Corporation Subscription Agreement, the Letter to Broker and Other Nominee Holders of Bank of Florida Corporation, the Letter to Record Holders of Bank of Florida and any Issuer Free Writing Prospectus, (iii) each document required to be filed with the Commission pursuant to the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pertaining to either the Rights Offering or the Company during the term of this Agreement and (iv) each appendix, attachment, modification, amendment or supplement to any of the foregoing and all related documents (each of (i), (ii), (iii) and (iv), together with each document incorporated by reference into any of the foregoing, the “Rights Offering Materials”).

(b)	Use of Rights Offering Materials. You are authorized to use the Rights Offering Materials in connection with the Rights Offering and any such other offering materials and information as the Company may prepare or approve (the “Other Materials”). You shall, however, have no obligation to cause copies of the Rights Offering Materials or any Other Materials to be transmitted generally to the Rights Holders. You agree to furnish no written material to Rights Holders in connection with the Rights Offering other than the Rights Offering Materials and the Other Materials. The Company agrees that no Rights Offering Materials and Other Materials will be used in connection with the Rights Offering or filed with the Commission or any Other Agency with respect to the Rights Offering without your prior approval, which approval shall not be unreasonably withheld or delayed.

(c)	Responsibility for and Verification of Rights Offering Materials. The Company agrees that the Rights Offering Materials and any Other Materials have been or will be prepared and approved by, and, except for statements included in the Rights Offering Materials or any Other Materials in reliance upon and in conformity with written information furnished to the Company by you expressly for use therein, are the sole responsibility of the Company. The Company acknowledges and agrees that you may use the Rights Offering Materials and the Other Materials as specified herein without assuming any responsibility for independent investigation or verification on your part, except for statements included in the Rights Offering Materials or any Other Materials in reliance upon and in conformity with written information furnished to the Company by you expressly for use therein, and the Company represents and warrants to you that you may rely on the accuracy and adequacy of any information delivered to you by or on behalf of the Company without assuming any responsibility for independent verification of such information or without performing or receiving any appraisal or evaluation of the Company’s assets or liabilities, except with respect to any statements contained in, or any matter omitted from, the Rights Offering Materials or the Other Materials in reliance upon and in conformity with information furnished or confirmed in writing by you to the Company expressly for use therein. Any such investigation or verification by you, at your sole discretion, shall not relieve the Company of any responsibility for the Rights Offering Materials, the Other Materials or for its representations, warranties or indemnities contained herein.

Section 3. Covenants of the Company.

The Company covenants and agrees with you that:

(a)	Information for Rights Holders. At or before the commencement of the Rights Offering, the Company shall cause to be issued a press release setting forth the material terms of the Rights Offering, and the Company shall cause to be delivered in a timely manner to each Rights Holder the Prospectus, a Subscription Rights Certificate or Subscription Rights Certificates representing such Rights Holder’s Rights, the Instructions as to Use of Bank of Florida Corporation Subscription Rights Certificates and the Notice of Guaranteed Delivery and any other appropriate Rights Offering Materials or Other Materials prepared or approved by the Company expressly for use by Rights Holders in connection with the Rights Offering (in each case, to the extent described in the Prospectus) Thereafter, to the extent practicable, the Company shall cause copies of such materials to be mailed to each person who makes a reasonable request therefor.

(b)	Prior Consent for Amendments and Supplements. The Company will not amend or supplement the Rights Offering Materials (including any documents incorporated by reference therein), or prepare or approve any Other Materials for use in connection with the Rights Offering, without your prior approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Agreement will prevent the Company from making any amendment or supplement to the Registration Statement or Prospectus required under Section 3(c) hereof or if such materials do not conform in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder and the Exchange Act, as applicable; provided, however, that the Company will provide a notice of any such proposed amendment to you in advance of its preparation and distribution.

(c)	Preparation and Filing of Amendments and Supplements. If prior to the consummation or termination of the Rights Offering, any event shall occur or condition shall exist as a result of which the Registration Statement and Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or would make it necessary to correct any material misstatement in any earlier communication with respect to the Rights Offering, or, if for any other reason it will be necessary during such period to amend or supplement the Registration Statement or Prospectus or to file under the Exchange Act any document incorporated by reference in the Registration Statement and Prospectus in order to comply with the Exchange Act, the Company will notify you promptly of such event or reason and will prepare and file with the Commission an appropriate amendment or supplement to the Registration Statement and Prospectus so that the statements in the Registration Statement and Prospectus, as so amended or supplemented, will not, in the light of the circumstances when such event occurs or such condition exists, be misleading, or so that the Registration Statement and Prospectus will correct such statement or omission or effect such compliance in all material respects. The Company will advise you promptly if any information previously provided becomes inaccurate in any material respect.

(d)	Disclosure of Events Relating to the Rights Offering. The Company shall advise you promptly of (i) the time when any post-effective amendment to the Registration Statement becomes effective, (ii) the occurrence of any event of which the Company is aware and which would reasonably be expected to cause the Company to withdraw, rescind, terminate or materially modify the Rights Offering, (iii) any proposal or requirement to make, amend or supplement any filing required by the Securities Act in connection with the Rights Offering or to make any filing in connection with the Rights Offering pursuant to any other applicable law, rule or regulation, (iv) the issuance by the Commission or any Other Agency of any comment or order or the taking of any other action concerning the Rights Offering (and, if in writing, the Company will furnish you with a copy thereof), (v) the suspension of qualification of the Rights or the Common Stock in any jurisdiction. (vi) any material developments in connection with the Rights Offering which are known by the Company, including, without limitation, the commencement of any lawsuit concerning the Rights Offering and (vii) any other information relating to the Rights Offering, the Rights Offering Materials or this Agreement that you may from time to time reasonably request.

(e)	Use of Dealer Manager’s Name or Likeness in Connection with the Rights Offering. The Company agrees that, except as required by law, any reference to you in your capacity as Dealer Manager hereunder in the Rights Offering Materials or any Other Materials, or in any newspaper announcement or press release or other document or communication, is subject to your prior written approval, which you may give or withhold in your reasonable discretion. If you resign prior to the dissemination of any such Rights Offering Materials or any Other Materials, or any such newspaper announcement or press release or other document or communication, no reference shall be made therein to you, despite any prior written approval that you may have given therefor.

(f)

Right to Withdrawal. In the event that (i) the Company uses or permits the use of any Rights Offering Materials or Other Materials in connection with the Rights Offering or files any such material with the Commission or any other agency without your prior approval (which such approval shall not have been unreasonably withheld or delayed), (ii) the Company has breached in any material respect its representations, warranties, agreements or covenants herein or in the Engagement Letter, or failed to perform in any material respect its obligations herein or in the Engagement Letter, (iii) at any time during the Subscription Period, a stop order suspending the effectiveness of the Registration Statement has been issued or a proceeding for that purpose shall have been instituted or shall be pending, or a request to the Company for additional information on the part of the Commission has not been satisfied to your reasonable satisfaction or there has been issued, at any time during the Rights Offering, any temporary restraining order or injunction restraining or enjoining you from acting in your capacity as Dealer Manager hereunder and such temporary restraining order or injunction is then in effect and has not been stayed or vacated, or (iv) the Company has amended any material terms of the Rights Offering without your prior consent (which such consent shall not have been unreasonably withheld or delayed), then you shall be entitled to withdraw as Dealer Manager in connection with the Rights Offering without any liability or penalty to you or any Indemnified Person (as hereinafter defined). Any withdrawal by you pursuant to this Section shall not affect your right to indemnification provided in Section 7 hereof.

(g)	Registration of Securities. The Company shall cooperate with you and your counsel in connection with the registration or qualification of the Securities for offer and sale under the state securities or blue sky laws of such jurisdictions as you may reasonably request, to continue such registration or qualification in effect so long as reasonably required for distribution of the Securities and to file such consents to service of process or other documents as may be necessary in order to effect such registration or qualification; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process or taxation other than as to matters and transactions relating to the Registration Statement, the Prospectus or the offering or sale of the Securities, in any jurisdiction in which it is not now so subject.

(h)	Provision of Financial Statements. Prior to the consummation or termination of the Rights Offering, the Company shall furnish to you, a reasonable time prior to their filing with the Commission, a copy of any financial statements, if any, of the Company and its consolidated subsidiaries for any period subsequent to the period covered by the financial statements appearing in the Prospectus.

(i)	Compliance with Securities Laws. The Company will comply with the applicable provisions of the Securities Act, the Exchange Act, the state securities or blue sky laws of each of the states in which offers of the Rights will be conducted, and all other applicable securities laws in all material respects.

(j)	Lists of Rights Holders. The Company, to the extent the Company has such information, will cause you to be provided with cards or lists or other records in such form as you may reasonably request showing the names and addresses of, and the number of Rights held by, the Rights Holders, as of the first date of the Subscription Period and will cause you to be advised from time to time as is reasonably practicable during the Subscription Period as to any transfers of record of Rights and will update or provide such other information from time to time as reasonably requested by you during the term of this Agreement. You agree to use such information only in connection with the Transactions and not to furnish such information to any other person except in connection with the Transactions.

(k)	Daily Updates. The Company will instruct the Escrow Agent to provide you with daily on-line access during the Subscription Period to the Escrow Agent’s compiled information as to the number of Underlying Shares that have been subscribed pursuant to the Rights Offering, and, if available, the names and addresses of Rights Holders that have exercised any or all of their Rights and subscribed Underlying Shares, and as to such other matters in connection with the Rights Offering as you may reasonably request.

(l)	Use of Proceeds. The Company will use the net proceeds received by it in connection with the Rights Offering in the manner specified in the Registration Statement and Prospectus under the caption “Use of Proceeds.”

(m)	Approval for Listing and Trading. The Company will cause the Underlying Shares to be approved for trading and listing on the NASDAQ Global Market.

(n)	Other Obligations. The Company shall use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by the Company prior to the consummation of the Rights Offering and to satisfy all conditions precedent to your obligation to render services pursuant to this Agreement.

Section 4. Compensation and Expenses.

(a)	Fees. The Company will pay to you, as compensation for your services to the Company hereunder, the fee as set forth in the Engagement Letter when and as required by the Engagement Letter; except that the fee equal to 1.5% of the gross dollar amount received in the Rights Offering (as more further explained within paragraph 2.a. of the Engagement Letter) will be paid to you only to the extent of the gross dollar amount received from Rights Holders in the Rights Offering who reside in a state in which you are properly registered as a broker or dealer under the securities or blue sky law of such state (although if you are not so registered in a state and there is an Other Designated Dealer identified by you that is registered in such state, such fee shall be payable to the Other Designated Dealer with respect Rights Holders who reside in such state).

(b)

Reimbursement for Expenses. Whether or not any Underlying Shares are subscribed for and purchased pursuant to the Rights Offering, the Company shall reimburse you promptly upon your demand and receipt of invoices for all reasonably incurred fees, costs and out-of-pocket expenses relating to or arising out of the Rights Offering, including the reasonable documented fees, costs and expenses of your counsel, and the reasonable documented fees, costs and expenses of any other independent experts retained by you with the Company’s prior written consent in connection with their representation of you in connection herewith and with the Rights Offering, subject to the aggregate expense reimbursement limitation set forth in the Engagement Letter (and except for any fees and expenses of counsel relating to matters covered under Section 7 of this Agreement, the reimbursement of which shall be as set forth in such Section). The Company also agrees to pay all of its fees, costs and expenses incurred relating to or arising out of the Transactions, the performance of its obligations under this Agreement and the Transactions including, without limiting the generality of the foregoing, (i) all fees and expenses relating to the preparation and printing (including word processing and duplication costs) and filing, mailing and publishing of the Rights Offering Materials (including all exhibits, amendments and supplements thereto), (ii) all fees and expenses of other persons rendering services on the Company’s behalf in connection with the Rights Offering, including the Agents, and all fees and expenses relating to the appointment of such persons, (iii) all advertising charges incurred by the Company in connection with the Rights Offering, including those of any public relations firm or other person or entity rendering services in connection therewith, (iv) all fees, if any, payable to brokers or dealers in securities (including you), banks, trust companies and other financial intermediaries as reimbursement for their customary mailing and handling expenses incurred in forwarding the Rights Offering Materials to their customers, (v) all fees and expenses payable in connection with the registration or qualification of the Securities under state securities or blue sky laws, (vi) all listing fees and any other fees and expenses incurred in connection with the listing on the NASDAQ Global Market of the Underlying Shares and (vii) the filing fee of the Financial Industry Regulatory Authority, Inc. (“FINRA”) relating to the Rights Offering.

Section 5. Certain Representations and Warranties by the Company.

The Company represents and warrants to and agrees with you that as of the date hereof and the first date of the Subscription Period, during the period of the Subscription Period and as of the date when the Underlying Shares are issued to the Rights Holders who exercise the Rights (the “Settlement Date”) in each case (other than those representations set forth in (a) through (h) below), except as set forth in the Registration Statement and Prospectus or the documents incorporated by reference therein:

(a)	Incorporation and Good Standing of the Company. The Company is a Florida corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing, considering all such cases in the aggregate, would not reasonably be expected to result in any material adverse change in the financial position, or results of operations of the Company and its affiliates, taken as a whole (a “Material Adverse Effect”).

(b)	Incorporation and Good Standing of Subsidiaries. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of such subsidiary’s business or the ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing, considering all such cases in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)	Agreements. The Company has the corporate power and authority to take and has duly taken all action necessary under its governing instruments to commence and consummate the Rights Offering, to execute and deliver this Agreement and the Engagement Letter and to perform its obligations under this Agreement and the Engagement Letter. This Agreement and the Engagement Letter have been duly executed and delivered on behalf of the Company and, assuming due authorization, execution and delivery of this Agreement and the Engagement Letter by you, each of this Agreement and the Engagement Letter is a legal, valid and binding obligation of the Company and will be enforceable against the Company in accordance with its terms, except in all cases to the extent that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, affecting creditors’ rights and remedies generally, (ii) the availability of the equitable remedy of specific performance and injunctive relief is subject to equitable defenses and to the discretion of the court before which any proceeding may be brought, and (iii) enforcement of the provisions hereof relating to indemnification and contribution may be limited or unenforceable under applicable federal and state, or other securities laws or the public policy underlying such laws.

(d)	Compliance with Registration Requirements. The issuance of the Underlying Shares to the Rights Holders have been duly registered under the Securities Act pursuant to the Registration Statement. The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with. The Company has paid the required Commission filing fees relating to the Securities.

(e)	No Material Omissions. Each of the Rights Offering Materials and Other Materials, including any amendments or supplements thereto and including documents incorporated by reference therein, as from the first day of the Subscription Period until and including the Settlement Date, (i) conform and (if amended or supplemented, as amended or supplemented) will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder and the Exchange Act, as applicable, and (ii) do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, in light of the circumstances under which they are made.

(f)	Documents Incorporated by, Reference. The documents incorporated by reference or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied in all material respects with the requirements of the Exchange Act.

(g)

Fair and Accurate Summaries. The information in the Registration Statement and Prospectus under the captions “Description of Capital Stock” (as such description may be modified by any document incorporated by reference into the Registration

Statement and Prospectus after the date hereof, with respect to changes in the amended and restated certificate of incorporation after the date hereof), “The Offerings and Plan of Distribution” and “Certain Material United States Federal Income Tax Considerations,” to the extent that it constitutes summaries of legal matters or documents referred to therein, fairly and accurately summarizes the matters referred to therein in all material respects.

(h)	Capital Stock. The Company has the authorized equity capitalization set forth in the Registration Statement and Prospectus. All of the outstanding capital stock of the Company conforms in all material respects to the description thereof in the Registration Statement and Prospectus, has been duly authorized and validly issued, is fully paid and nonassessable and was not issued in violation of any preemptive or similar rights.

(i)	No Violation of Existing Laws or Instruments. The Company is not in violation or default of (i) any of the provisions of the organizational or governing documents of the Company, (ii) any U.S. and non-U.S. law, rule or regulation applicable to the Company, (iii) any order, judgment or decree applicable to the Company or by which any property or asset of the Company may be bound or (iv) any of the terms and provisions of any loan or credit agreement, indenture, mortgage note or other agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is or may be bound; except with respect to clauses (ii) and (iv) above, for such violation, or defaults would not reasonably be expected to have a Material Adverse Effect.

(j)	Transaction Will Not Violate Existing Laws or Instruments. None of the Transactions will (i) conflict with or result in a violation of any of the provisions of the organizational or governing documents of the Company, (ii) conflict with or violate in any material respect any U.S. and non-U.S. law, rule or regulation applicable to the Company, (iii) any order, judgment or decree applicable to the Company or by which any property or asset of the Company is or may be bound or (iv) result in a breach of any of the terms or provisions of, or constitute a default (with or without due notice and/or lapse of time) under, any loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which the Company is a party or by the Company or any of its properties or assets is or may be bound; except with respect to clauses (ii) and (iv) above, for such violation, or defaults would not reasonably be expected to have a Material Adverse Effect.

(k)	Compliance with Securities Laws. The Transactions will comply in all material respects with the Securities Act, the Exchange Act and all other applicable requirements of applicable U.S. and non-U.S. federal, state and local law, including, without limitation, any applicable regulations of the Commission and any other U.S. and non-U.S. regulatory or governmental authority.

(l)	Rights. The Rights conform in all material respects to the description thereof contained in the Registration Statement and Prospectus, have been duly authorized for issuance, and, when issued in accordance with such authorization, will constitute legal, valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms, except that such enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, affecting creditors’ rights and remedies generally.

(m)	Issuance of Underlying Shares. The issuance of the Underlying Shares has been duly and validly authorized and, such Underlying Shares, when issued and delivered against payment therefor in accordance with the terms of the Rights Offering, will be duly and validly issued, fully paid and nonassessable, with no violation of any preemptive or similar rights, and will conform in all material respects to the description of the Common Stock in the Registration Statement and Prospectus. There are, or will be prior to the commencement of the Rights Offering, sufficient authorized shares of Common Stock of the Company to be issued in connection with the Rights Offering, assuming all Underlying Shares are fully subscribed for by the Rights Holders in connection with the Rights Offering.

(n)	No Further Authorizations or Approvals Required. No applicable judgments, orders or decrees, consents, authorizations, approvals, orders, exemptions, registrations, qualifications or other actions of, or filing with or notice to, any governmental authority, the Commission or any other U.S. or non-U.S. regulatory or governmental authority (collectively “Approvals”) are required in connection with the execution and consummation of the Transactions, except for (i) such Approvals which, considering all such Approvals in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (ii) those that have been made or obtained and (iii) filings as may be required under the Securities Act, the Exchange Act, the Trust Indenture Act, and state securities and blue sky laws or as may be required by FINRA.

(o)	No Material Adverse Effects. Since the date of the latest audited financial statements included in, or incorporated by reference into, the Registration Statement and Prospectus there has not been a Material Adverse Effect.

(p)	No Material Actions or Proceedings. There is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened in writing against the Company before or brought by any court or other governmental authority or arbitration board or tribunal that seeks to restrain, enjoin, prevent the consummation of or otherwise questions the validity or legality of the Transactions other than any action, suit, proceeding, inquiry or investigation that would not have a Material Adverse Effect or a material adverse effect on the power or ability of the Company to consummate the Rights Offering or perform its obligations under this Agreement. No order preventing or suspending the use of any Rights Offering Materials or Other Materials has been issued by the Commission or any other U.S. or non-U.S. regulatory or governmental authority.

(q)	Independent Accountants. Each of Porter Keadle Moore, L.L.P. and Hacker, Johnson & Smith, P.A., who has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(r)	Preparation of Financial Statements. The financial statements (including the related notes) of the Company contained or incorporated by reference in the Rights Offering Materials comply as to form in all material respects with the applicable requirements under the Securities Act and the Exchange Act; such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and fairly present in all material respects the financial position of the entities purported to be covered thereby at the respective dates indicated and the results of their operations and their cash flows for the respective periods indicated; and the financial information contained or incorporated by reference in the Rights Offering Materials is derived from the accounting records of the Company and its subsidiaries and fairly presents in all material respects the information purported to be shown thereby, No other financial statements or supporting schedules are required to be included in the Rights Offering Materials.

(s)	Disclosure Controls and Procedures; Deficiencies in or Changes to Internal Control Over Financial Reporting. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter, and (iii) are effective in all material respects to perform the functions for which they were established. Based on the most recent evaluation of its disclosure controls and procedures, the Company is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(t)

Intellectual Property Rights. The Company and each of its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively,

“Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, or if such Intellectual Property Rights are not possessed such absence would not reasonably be expected to result in a Material Adverse Effect. The expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received, any notice of infringement or conflict with asserted Intellectual Property Rights of others.

(u)	All Necessary Permits, etc. The Company and each of its subsidiaries possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither the Company nor any subsidiary has received, or has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or noncompliance with, any such certificate. authorization or permit which, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(v)	Title to Properties; Validity of Leases. The Company and each of its subsidiaries has good and marketable title to all of the real and personal property and other assets reflected as owned in the financial statements referred to in Section (r) above (or elsewhere in the Rights Offering Materials), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects, except would not reasonably be expected to result in a Material Adverse Effect.

(w)	Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings or in any case in which the failure to file would not reasonably be excepted to have a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section (r) above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(x)	Insurance. Each of the Company and its subsidiaries are insured with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect.

(y)	Listing and Trading. The Underlying Shares will have been, prior to the Settlement Date, approved for listing and trading on the NASDAQ Global Market.

(z)	Company Not an “Investment Company”. The Company is not and, after giving effect to the Rights Offering and the common stock offering, as described in the Rights Offering Materials or Other Materials, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(aa)	ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA, “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414 (b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. To the knowledge of the Company, no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(bb)	Statistical and Market Related Data. The statistical, demographic and market related data included in the Registration Statement or Prospectus and the documents incorporated by reference therein are based on or derived from sources that the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(cc)	Dividend Restrictions. Except as disclosed in the Rights Offering Materials, no subsidiary of the Company is prohibited or restricted, directly or indirectly, from paying dividends to the Company, or from making any other distribution with respect to such subsidiary’s equity securities or from repaying to the Company or any other subsidiary of the Company any amounts that may from time to time become due under any loans or advances to such subsidiary from the Company or from transferring any property or assets to the Company or to any other subsidiary.

(dd)	Affiliation with FINRA Member Firm. No officer or director of the Company, nor, to the knowledge of the Company, any record or beneficial owner of 5% or more of the Company’s securities, is associated or affiliated (directly or indirectly) with any firm that is a member of the Financial Industry Regulatory Authority (“FINRA”).

(ee)	FINRA Matters. All of the information provided to you or to your counsel by the Company, and its officers and directors in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA Conduct Rule 2710 or 2720 is true, complete and correct.

(ff)	Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith,

(gg)	Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending.

(hh)	Office of Foreign Assets Control. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ii)	Margin Rules. The application of the proceeds received by the Company from the issuance, sale and delivery of the Securities as described in the Registration Statement, and the Prospectus, will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

Section 6. Conditions of Obligation.

Your obligation to act as Dealer Manager hereunder will at all times be subject to the conditions that:

(a)	Bring-Down of Representations and Warranties. All representations and warranties of the Company contained in Section 5 of the Agreement are, as of the date of this Agreement, and shall be, as of the Settlement Date, true and correct as if made at such times.

(b)	Compliance with Covenants. The Company at all times during the Rights Offering will have performed, in all material respects, all of its covenants, agreements and other obligations required to be performed under this Agreement.

(c)	Effectiveness of Registration Statement. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and, to the knowledge of the Company, no proceedings for such purposes shall be pending before or threatened by the Commission.

(d)	Effectiveness of Registration Statement. It shall not have become unlawful under any law, rule or regulation, Federal, state or local, for you to render services pursuant to this Agreement, or to continue so to act, as the case may be.

(e)	Opinions. The Company shall have caused to be delivered to you a signed opinion of Igler & Dougherty, P.A., counsel for the Company, (i) on the first day of the Subscription Period, dated the date of delivery thereof, which opinion shall be substantially in the form set forth previously agreed to by you and Igler & Dougherty, P.A., and (ii) on the Settlement Date, dated the date of delivery thereof, which opinion shall confirm the opinions delivered pursuant to subparagraph (i) above.

(f)	10b-5 Statements. The Company shall have caused to be delivered to you a signed 10b-5 statement of Igler & Dougherty, P.A., counsel for the Company, (i) on the first day of the Subscription Period, dated the date of delivery thereof. and (ii) on the Settlement Date, dated the date of delivery thereof, which statement shall be substantially in the form previously agreed to by you and Igler & Dougherty, P.A.

(g)	Comfort Letter. On the (i) first day of the Subscription Period, dated the date of delivery thereof, and (ii) Settlement Date, dated the date of delivery thereof, the Dealer Manager shall have received from Porter Keadle Moore, L.L.P. and Hacker, Johnson & Smith, P.A., a letter, in form and substance satisfactory to the Dealer Manager, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to dealer managers with respect to financial information contained in the Prospectus.

(h)	Officers’ Certificates. The Company will have furnished or caused to be furnished to you, on each of the first day of the Subscription Period and the Settlement Date, a certificate of the Chief Executive Officer or Chief Financial Officer of the Company as to the matters set forth in subsections (a) and (b) of this Section, including, in the case of subsection (a), at and as of such dates (as if made on such dates).

(i)	Additional Documents and Certificates. Your counsel shall have been furnished with an incumbency certificate and secretary’s certificate containing customary certifications.

Section 7. Indemnification.

(a)

Indemnification of the Dealer Manager. The Company agrees: (i) to indemnify and hold you and any officer, director, partner, stockholder, employee or agent (including, for the purposes of this Section 7, any broker-dealer acting on your behalf and at your request in connection with the Rights Offering) of you or any of such affiliated companies and any entity or person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) you, including any affiliated companies (collectively, the “Indemnified Persons”) harmless against any losses, damages, liabilities or claims (or actions in respect thereof) to which you may become subject, under the Securities Act, Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities to which you may become subject (A) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Rights Offering Materials or any Other Materials, including the Registration Statement and the Prospectus, or any of the documents incorporated by reference therein, or in any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, (B) arise out of or are based upon any breach by the Company of any representations or warranties or failure by the Company to comply with any of its obligations, covenants or agreements contained herein, (C) arise out of any actions taken or omitted to be taken by an Indemnified Person at the written request or with the written consent of the Company or in conformity with actions taken or omitted to be taken by the Company or (D) arise out of or are based upon a withdrawal, rescission, termination or modification of or a failure by the Company to make or consummate the Rights Offering except to the extent any such withdrawal, rescission, termination or modification have been determined in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from your gross negligence, bad faith or willful misconduct; and (ii) to indemnify and hold you harmless against any and all other losses, damages, liabilities or claims (or actions in respect thereof) that otherwise arise out of or are based upon or asserted against you by any person, including, but not limited to, stockholders of the Company, in connection with or as a result of your acting as Dealer Manager in connection with the Rights Offering or that arise in connection with any other matter referred to in this Agreement, except to the extent any such losses, damages, liabilities or claims referred to in this clause have been determined in a final and non-appealable judgment by a court of competent jurisdiction to have (i) resulted from your gross negligence, bad faith or willful misconduct or (ii) arisen of untrue statement or omission regarding you made in the Rights Offering Materials or any Other Materials in reliance upon and in conformity with written information furnished to the Company by you expressly for use therein. In the event that you become involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with any matter referred to in this Agreement, the Company also agrees to reimburse you on demand for your legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees that neither you nor any of your affiliates, nor any partners, directors, officers, consultants, agents, employees or controlling persons (if any), as the case may be, of you or any such affiliates, shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for or in connection with any matter referred to in this Agreement except to the extent that any loss, damage, expense, liability or claim incurred by the Company results from your gross negligence, bad faith or willful misconduct in performing the services that are the subject of this Agreement or the Engagement Letter or to the extent such liability arises out of an untrue statement or omission regarding you made in the Rights Offering Materials or any Other Materials in reliance upon and in conformity with written information furnished to the Company by you expressly for use therein.

(b)	Notification. Promptly after receipt by you of notice of your involvement in any action, proceeding or investigation, you shall, if a claim in respect thereof is to be made against the Company under subsection (a) of this Section 7, notify the Company in writing of such involvement, but the failure to so notify the Company shall not relieve it from any liability which it may otherwise have to you under subsection (a) of this Section 7.

(c)	Contribution. If for any reason the indemnification provided for in subsection (a) of this Section 7 is unavailable or insufficient to hold you harmless, then the Company shall contribute to the amount paid or payable by you as a result of such loss, damage, expense, liability or claim (or action in respect thereof) referred to therein in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand and you on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Company and you with respect to such loss, damage, expense, liability or claim (or action in respect thereof) and any other relevant equitable considerations, provided that you shall not be obligated to contribute an amount in excess of the fees actually received by you pursuant to Section 4(a) of this Agreement. The relative benefits of the Company and its stockholders on the one hand and you on the other hand in the matters contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total net proceeds (before deducting expenses) to the Company pursuant to the Rights Offering (whether or not the Rights Offering is consummated) bears to (ii) the fees actually received by you from the Company in connection with your engagement hereunder (excluding any amounts paid as reimbursement of expenses). The relative fault of the Company on the one hand and you on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by, or relating to, the Company and its affiliates and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and you agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection (c). The foregoing rights to indemnity and contribution shall be in addition to any other right which you and the other Indemnified Persons may have against the Company at common law or otherwise.

(d)

Reimbursement. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in this Section 7 shall be deemed to include any documented legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim (including appearing as a witness); provided, however, that in case any action, proceeding or investigation shall be brought against or otherwise involve you that is also brought against the Company, the Company shall be entitled to assume the defense of any such action, proceeding or investigation with counsel reasonably satisfactory to you. Upon assumption by the Company of the defense of such action, proceeding or investigation, you shall have the right to participate in such action, proceeding or investigation and to retain one counsel of your own, but the Company shall not be liable to you under this subsection for any legal fees and expenses of other counsel subsequently incurred by you in connection with the defense thereof unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company shall have failed to assume the defense and employ counsel reasonably satisfactory to you in a timely manner, (iii) counsel to the Indemnified Person shall have reasonably concluded that there are legal defenses reasonably likely to be available to it that are different from or in addition to those available to the indemnifying person or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them.

(e)	Reimbursement for Experts. The Company agrees to reimburse each Indemnified Person for all documented and reasonably incurred expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence (including appearing as a witness) with respect to or settling any such action, claim, investigation, inquiry, arbitration or other proceeding referred to in this Section 7 or enforcing this Agreement, subject to the terms of paragraph (d) above.

(f)	Application to Affiliates and Related Parties. The reimbursement, indemnity and contribution obligations of the Company under this Section 7 shall be in addition to any liability that the Company may otherwise have at common law or otherwise, shall extend upon the same terms and conditions to your affiliates and the partners, directors, officers, consultants, agents, employees and controlling persons (if any), as the case may be, of you and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, you, any such affiliate and any such other person referred to above.

(g)	No Settlement without Unconditional Release. The Company agrees that, without your prior written consent, it will not settle, compromise or consent to the entry of any judgment in or with respect to any pending or threatened claim, action, investigation or proceeding in respect of which indemnification or contribution could be sought under this Section 7 (whether or not you or any other Indemnified Person is an actual or potential party to such claim, action, investigation or proceeding), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, investigation or proceeding.

Section 8. Termination; Survival

(a)	Termination. This Agreement may be terminated by the Dealer Manager at any time upon notice to the Company if any of the conditions specified in Section 6 hereof shall not have been fulfilled at the time they are required to be fulfilled by such Section 6. This Agreement shall terminate automatically upon the expiration, termination or withdrawal of the Rights Offering, or upon the Dealer Manager’s withdrawal pursuant to Section 3(f).

(b)	Survival. The agreements and indemnities contained in Sections 4, 7, 9 and this Section 8 and the representations and warranties of the Company set forth in Section 5 hereof shall survive any termination or cancellation of this Agreement, any completion of the engagement provided by this Agreement, any investigation made by or on behalf of you, any of your officers or partners or any person controlling you, any withdrawal, rescission, termination, modification, expiration and closing of the Transactions and shall inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, you and the Indemnified Persons.

Section 9. Miscellaneous.

(a)	No Assignment. This Agreement is made solely for the benefit of you, the Company and with respect to Section 7 hereof any partner, director, officer, agent, employee, affiliate or controlling person, and their respective successors, assigns, heirs and legal representatives, and no other person will acquire or have any right under or by virtue of this Agreement.

(b)	Partial Unenforceability. In the event that any provision hereof will be determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision hereof, which will remain in full force and effect.

(c)	Notice. Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given to: (i) the Company, such notice will be in writing addressed to the Company at Bank of Florida Corporation, 1185 Immokalee Road, Naples, FL 34110, Attention: Chief Executive Officer; and (ii) you, such notice will be in writing addressed to you, at Kendrick Pierce & Company Securities, Inc., 511 W. Bay Street, Suite 300, Tampa, FL 33606, Attention: Chief Executive Officer.

(d)	Entire Agreement. This Agreement and the Engagement Letter contains the entire understanding of the parties with respect to your acting as Dealer Manager of the Rights Offering to the Company, superseding all other prior agreements, understandings and negotiations with respect to such activities by you. This Agreement may be executed in any number of separate counterparts, each of which will be an original, but all such counterparts will together constitute one and the same agreement. Facsimile signatures on counterparts of this Agreement are authorized, and will have the same effect as though the facsimile signatures were original executions, and this Agreement will be deemed executed by a party when a signature page, or facsimile of a signature page, executed by that party is transmitted to each of the other parties or as they have directed.

(e)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either your engagement or any matter referred to in this Agreement is hereby waived by the parties hereto. The parties agree that any suit or proceeding arising in respect of this Agreement or your engagement will be tried exclusively in the U.S. District Court for the Middle District of Florida or, if that court does not have subject matter jurisdiction, in any state court located in Hillsborough County, Florida, and the parties agree to submit to the jurisdiction of, and to venue in, such courts.

(f)	Waiver of Jury Trial. Each party hereby agrees on its own behalf and, to the extent permitted by applicable law, on behalf of their respective security holders, to waive any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this agreement or the transaction contemplated hereby.

(g)	“Business Day.” Time will be of the essence of this Agreement. As used herein, the term “business day” will mean any day when the Commission’s office in New York, N.Y. is open for business.

Please sign and return to us a duplicate of this letter, whereupon it will become a binding agreement.

Very truly yours,

BANK OF FLORIDA CORPORATION

By:
Name: Michael L. McMullan
Title: Chief Executive Officer

KENDRICK PIERCE & COMPANY SECURITIES, INC.

By:
Name: Russell L. Hunt
Title: Chief Executive Officer

24